Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

SOLCIUS HOLDINGS, LLC

and

SUNWORKS UNITED INC.

dated as of

April 8, 2021

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List of Exhibits

Exhibit

Exhibit A	Accounting Principles
Exhibit B	ICP Agreement

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 8, 2021, is entered into between Solcius Holdings, LLC, a Utah limited liability company (“Seller”) and Sunworks United Inc., a California corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), in Solcius LLC, a California limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, all of the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means (a) GAAP applied in a manner consistent with the accounting principles, methodologies, methods, policies and procedures, with consistent classifications, judgments, and valuation and estimation methodologies that were used in preparing the Financial Statements and (b) the accounting principles set forth in Exhibit A, with any inconsistency between GAAP and the accounting principles to be resolved in favor of the accounting principles set forth in Exhibit A.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Cash” has the meaning set forth in Section 2.04(a).

“Actual Indebtedness” has the meaning set forth in Section 2.04(a).

“Actual Transaction Expenses” has the meaning set forth in Section 2.04(a).

“Actual Working Capital” has the meaning set forth in Section 2.04(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement, the PPP Escrow Agreement, the Restrictive Covenant Agreements, the Lease Amendment, and all other instruments and documents executed and delivered pursuant to the terms of this Agreement.

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“Allocation Schedule” has the meaning set forth in Section 5.08.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” has the meaning set forth in Section 2.02(a).

“Benefit Plan” has the meaning set forth in Section 3.21(a).

“Business” means the business currently conducted by the Company, including the sale and installation of solar and battery storage solutions on existing homes, and including all Company IT Systems and Proprietary Software used for the operation of the business and any evolutions or variations thereof.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in California and Utah are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Statement” has the meaning set forth in Section 2.04(a)

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Cap” has the meaning set forth in Section 6.04(a).

“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.

“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of Cardholder Data, the Payment Card Industry Data Security Standards (“PCI-DSS”) and the Payment Application Data Security Standards (“PA-DSS”), each as revised from time to time.

“Cardholder Data” means credit, debit or other payment method information, including the number assigned by a card issuer that identifies a cardholder’s account, card expiration date, data stored on the magnetic strip of a credit or debit card, PayPal or other online payment card processor account information and similar information (including any other cardholder information defined for or by the PCI-DSS or other PCI requirements).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended or modified from time to time including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local law).

“Cash and Cash Equivalents” means, without duplication, cash in the bank accounts of the Company and cash equivalents (including marketable securities and short-term investments) of the Company, including uncleared outstanding checks and deposits in transit or similar reconciling items which have not yet cleared, in each case, calculated in accordance with GAAP.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Clawback PPP Loan Amount” means an amount equal to the PPP Forgiveness Amount that is subsequently determined to be ineligible for forgiveness and must be repaid (together with any interest, principal, prepayment penalty, fees, redemption costs, or expenses, to the extent due or owing in respect thereof).

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, and other Contracts, whether written or oral, relating to Intellectual Property, to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and registered copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all (a) Software, computer hardware, servers, networks, platforms, peripherals, firmware, middleware, websites, databases, routers, hubs, switches, data communications equipment and lines, co-location facilities and equipment and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by or for the benefit of the Company and (b) associated documentation.

“Company Product” means each of the products and services that have been, or are currently being, marketed, distributed, licensed, leased, sold, offered for sale, commercialized, maintained or otherwise provided or made available by the Company.

“Company Property” has the meaning set forth in Section 3.10(a).

“Confidential Information” has the meaning set forth in Section 7.09.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“COVID-19” means the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and any mutations or variants thereof and the COVID-19 coronavirus disease caused by it, which was declared to be a pandemic by the World Health Organization on March 11, 2020.

“COVID Law” means any Law issued or enacted in any country in the world in connection with COVID-19, including (i) the CARES Act, (ii) the Economic Aid Act, and (iii) the Executive Order signed by President Trump on August 8, 2020, as may be amended or modified from time to time.

“Current Assets” means the current assets of the Company included in the line items set forth on Exhibit A.

“Current Liabilities” means the current liabilities of the Company included in the line items set forth on Exhibit A.

“D&O Tail Policy” has the meaning set forth in Section 7.08.

“Deductible” has the meaning set forth in Section 6.04(a).

“Direct Claim” has the meaning set forth in Section 6.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Economic Aid Act” means the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act, as may be amended or modified from time to time including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local law).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Lease” means that certain Master Equity Lease Agreement, dated as of April 1, 2015, by and between the Company and Enterprise FM Trust, a Delaware statutory trust, along with the related Lease Schedules adopted thereunder, as well as the Maintenance Agreement, dated as of April 2, 2015, by and between the Company and Enterprise Fleet Management, Inc., a Missouri corporation.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be (or within six years prior to the date hereof would have been) treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and Escrow Agent at the Closing, as mutually agreed by the parties.

“Escrow Amount” means the sum of (i) the Indemnification Escrow Amount, (ii) the Purchase Price Adjustment Escrow Amount, (iii) the ICP Escrow Amount, and (iv) the PPP Escrow Amount.

“Estimated Cash” has the meaning set forth in Section 2.02(b).

“Estimated Indebtedness” has the meaning set forth in Section 2.02(b).

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“Estimated Purchase Price” has the meaning set forth in Section 2.02(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.02(b).

“Estimated Working Capital” has the meaning set forth in Section 2.02(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Cash” has the meaning set forth in Section 2.04(b).

“Final Indebtedness” has the meaning set forth in Section 2.04(b).

“Final Transaction Expenses” has the meaning set forth in Section 2.04(b).

“Final Working Capital” has the meaning set forth in Section 2.04(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Fundamental Representations” has the meaning set forth in Section 6.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HQ Lease” means that certain Lease Agreement by and between the KEW Consulting, LLC and the Company dated as of December 19, 2016, as amended by the Lease Amendment.

“ICP Closing Payment” shall mean the Closing Payment (as defined in the ICP Agreement) owing to each respective ICP Partner pursuant to the ICP Program.

“ICP Escrow Amount” means an amount equal to $3,896,566.

“ICP Escrow Fund” has the meaning set forth in Section 2.02(d)(iii).

“ICP Expense Fund” means a $1,000,000 portion of the ICP Escrow Amount.

“ICP First Escrow Period” shall mean the period commencing on the Closing Date and ending on the first Business Day after the one-year anniversary of the Closing Date.

“ICP First Payment” shall mean the aggregate amount of all payments owing to ICP Partners pursuant to the ICP Program as of the last day of the ICP First Escrow Period.

“ICP Partners” has the meaning set forth in Section 7.06(d).

“ICP Program” means the Company’s incentive compensation arrangements with certain of its business associates pursuant to which such business associates are, subject to certain contingencies and conditions, entitled to receive bonus payments in connection with the Transactions either at Closing or thereafter.

“ICP Agreement” means the ICP Agreement to be entered into by Seller, the Company and each ICP Partner, substantially in the form attached hereto as Exhibit B.

“ICP Second Escrow Period” shall mean the period commencing on the Closing Date and ending on the first Business Day after the two-year anniversary of the Closing Date.

“ICP Second Payment” shall mean the aggregate amount of all payments owing to ICP Partners pursuant to the ICP Program as of the last day of the ICP Second Escrow Period.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money (including those extended in connection with any COVID Law); (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations other than (x) right-of-use leases for the Company’s leased facilities and (y) those under the Enterprise Lease; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) statutory retirement obligations the Company has recorded as long term Liabilities (h) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h). For the avoidance of doubt, the PPP loan shall not be considered Indebtedness.

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“Indemnification Escrow Amount” means $5,175,000.

“Indemnification Escrow Fund” has the meaning set forth in Section 2.02(d)(ii).

“Indemnification Escrow Period” shall mean the period commencing on Closing Date and ending at the close of Escrow Agent’s business day on or immediately after the one-year anniversary of the Closing Date.

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c).

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, customer lists, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) Software, computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, algorithms, formulas, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

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“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kelly Walker, Jason Knapp, Bryan Jackson, Wayne Tomlinson, Jared Hallows, Dustin Watts, Ryan Jensen, and Shauna Mertz, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Amendment” means that certain amendment to the HQ Lease dated at or prior to Closing, by and between the Company and KEW Consulting, LLC.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds or purports to hold any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party or incurred as a result of third party claim.

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“Material Adverse Effect” means any event, occurrence, fact, condition development or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets, liabilities, or employees or business relations of the Company, or (b) the ability of Seller to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05; (vi) any changes after the date hereof in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Transactions; provided further, however, that any event, occurrence, fact, condition, development or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, development or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers and Partners” has the meaning set forth in Section 3.16(b).

“Membership Interests” has the meaning set forth in the recitals.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.21(a).

“Off the Shelf Software” means licenses for commercially available, unmodified, off-the-shelf Software used by the Company solely for its own internal use with a replacement cost or annual aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $25,000.

“Open Source Materials” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as open source Software or similar licensing and distribution models, including Software licensed or distributed under any of the licenses or distribution models now or in the future identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Payoff Letters” has the meaning set forth in Section 2.03(b)(iv).

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“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data, personal information or personally identifiable information under any applicable Privacy Obligation or any Company privacy policies, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card and other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing; an identifiable natural individual is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier and to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural individual.

“Platform Agreements” has the meaning set forth in Section 3.12(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“PPP Escrow” means the interest-bearing escrow account established by the Company with the PPP Lender relating to the PPP Loan, to be funded with the PPP Escrow Amount.

“PPP Escrow Agreement” means the escrow agreement to be entered into by and between Seller and the PPP Lender at Closing.

“PPP Escrow Amount” means $3,196,600.00.

“PPP Expense Amount” means an amount equal to (i) any state, local and other Taxes actually owing by the Company after Closing pursuant to applicable Law in connection with the forgiveness of the PPP Amount, plus (ii) any reasonable and documented fees and expenses incurred or accrued by the Company after the Closing in connection with seeking to obtain the PPP Forgiveness Amount (including any reasonable and documented out-of-pocket expenses of any counsel or other third party advisor to the Company), plus (iii) interest and penalties actually owing by the Company on the portion of the PPP Loan which is not forgiven.

“PPP Forgiveness Amount” means an amount equal to (i) any portion of the PPP Amount that is actually forgiven following the Closing Date with no further Liability to Buyer or the Company minus (ii) the PPP Expense Amount.

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“PPP Lender” means Zions Bancorporation, N.A. d/b/a Zions First National Bank.

“PPP Loan” means that certain loan under the Paycheck Protection Program established by the CARES Act, represented by a promissory note issued by the Company to the PPP Lender in the original principal amount of $3,196,600.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preliminary Closing Statement” has the meaning set forth in Section 2.02(b).

“Privacy Obligations” means all applicable Laws, contractual obligations, written policies or terms of use of the Company, or any consents obtained by the Company, each to the extent they are related to privacy, security, data protection or Processing of Personal Data, including, the European Union General Data Protection Regulation (Regulation (EU) 2016/679) (the “GDPR”), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the California Consumer Privacy Act (the “CCPA”), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, Brazil’s Lei Geral de Proteção de Dados (“LGPD”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), the Card Association Rules, and any Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and email marketing).

“Process” or “Processing” means any operation or set of operations which is performed on data, or on sets of data, including Personal Data, whether or not by automated means, such as the receipt, access, acquisition, arrangement, collection, copying, creation, maintenance, modification, recording, organization, processing, compilation, selection, structuring, storage, visualization, adaptation, alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction, or instruction, training or other learning relating to such data or combination of such data.

“Proprietary Software” means Software that is proprietary (or purported to be proprietary) to the Company.

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Purchase Price Adjustment Escrow Amount” means $2,500,000.

“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.02(d)(i).

“Qualified Benefit Plan” has the meaning set forth in Section 3.21(c).

“Related Party” has the meaning set forth in Section 3.28.

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“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 7.03(a).

“Restrictive Covenant Agreements” means the restrictive covenant agreements to be executed by and between Buyer and each of the Persons listed in Section 2.03(a)(ii).

“RHE” means Ready Home Energy Inc., a Delaware corporation.

“RHE Business” means the sale and installation of solar and battery storage solutions exclusively relating to new home construction developments.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Breach” means any (i) accidental or unlawful destruction, loss, alteration, corruption, or other misuse of Sensitive Data transmitted, stored or otherwise Processed; (ii) unauthorized or unlawful acquisition, sale or rental of, access to or any other Processing of Sensitive Data; or (iii) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 6.03.

“Sensitive Data” means (a) all Personal Data and (b) all trade secrets and confidential or proprietary information or data in the Company’s possession, custody or control or the possession, custody or control of any third party service providers, consultants, independent contractors or other Third Parties on behalf of the Company and used or held for use in the conduct of the Business.

“Software” means any and all (a) software applications and programs in all forms of expression, including firmware, middleware, source code, object code, assembly language, compiler language, machine code, applets, interfaces (including user interfaces), scripts, application programming interfaces, tools (including development tools), screens, report formats, templates, menus, buttons, and icons, databases, compilations, computer instructions, code, and languages, operating system software, and software implementation of algorithms, models, and methodologies; (b) all versions, releases, patches, corrections (including error corrections), updates, upgrades, enhancements, translations, modifications, adaptations, derivative works thereto, and other changes or functionality additions thereto; and (c) all designs and design documents (whether detailed or not), descriptions, developer notes, code comments, annotations, technical summaries, specifications, documentation (including training documentation), flow charts, logic diagrams, white papers, manuals, guides, and other work product to design, plan, organize, and develop or otherwise associated with any of the foregoing in (a) and (b).

“Statement of Objections” has the meaning set forth in Section 2.04(c).

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“Straddle Period” has the meaning set forth in Section 5.04.

“Target Working Capital” means $3,400,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 5.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America, including for the avoidance of doubt the United States of America, Canada and Mexico.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Transaction Expenses” means all of the fees, costs and expenses incurred by Seller, the Company or any of their respective Affiliates in connection with this Agreement or the completion of the Transactions that remain outstanding at the Closing and payable by the Company, including but not limited to: (a) fees, costs and expenses payable to attorneys, accountants, financial advisors, brokers, investment bankers or other representatives (including any PPP Expense Amount); (b) any severance, retention bonuses, change of control bonuses, transaction bonuses or similar payments (discretionary or otherwise) to be paid in connection with this Agreement or the completion of the Transactions or otherwise incurred at or prior to the Closing (“Compensatory Amounts”); (c) any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Transactions (including for the avoidance of doubt fees, costs, expenses and other payments or consideration arising under or in relation to obtaining consents, waivers or approvals pursuant to Section 7.06 and Section 2.03(x)), and for any such Contract to remain in full force and effect following the Closing or resulting from an agreed-upon modification or early termination of any such Contract, (d) the employer’s share of any employment Taxes to be paid in connection with any Compensatory Amounts; (e) deferred compensation arrangements for the fiscal year 2020 to the extent not paid prior to the Closing; and (f) the cost of the D&O Tail Policy. For the avoidance of doubt, no amount included as a Liability or as Indebtedness shall be treated as a Transaction Expense.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Documents.

“Treasury Regulations” means the final, temporary and proposed Treasury Regulations promulgated pursuant to the Code.

“Union” has the meaning set forth in Section 3.22(b).

“Walker Holdings” has the meaning set forth in Section 7.06(b)

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“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means: (a) the Current Assets of the Company, minus (b) the Current Liabilities of the Company, in each case, as determined as of 12:01 a.m. MDT on the Closing Date and in accordance with the Accounting Principles. Notwithstanding anything to the contrary contained herein, “Working Capital” shall exclude any amounts with respect to (i) income Tax assets (including deferred Tax assets), (ii) income Tax liabilities (including deferred Tax liabilities), and (iii) Cash and Cash Equivalents.

“Zions LOC” has the meaning set forth in Section 7.06(b)

ARTICLE II
Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances (other than Permitted Encumbrances), for the consideration specified in Section 2.02.

Section 2.02 Purchase Price.

(a) The consideration for the Membership Interests shall consist of an aggregate amount in cash equal to $51,750,000 (the “Base Purchase Price”), subject to adjustment pursuant to Section 2.02(c) and Section 2.04 hereof (as so adjusted, the “Purchase Price”).

(b) At least two Business Days prior to the Closing, Seller shall have delivered to Buyer a written statement (the “Preliminary Closing Statement”), which Preliminary Closing Statement shall include Seller’s good faith estimate of (i) the Working Capital (the “Estimated Working Capital”), (ii) the aggregate amount of all Cash and Cash Equivalents held by the Company as of the Closing (the “Estimated Cash”), (iii) the aggregate amount of any Indebtedness of the Company as of the Closing (the “Estimated Indebtedness”) and (iv) the aggregate amount of all Transaction Expenses (the “Estimated Transaction Expenses”), and all documentation reasonably necessary to substantiate Seller’s calculation thereof and for Buyer to make the payments pursuant to Section 2.02(d). The Preliminary Closing Statement shall be accompanied by a certificate of an officer of Seller that the Preliminary Closing Statement was prepared in accordance with the Accounting Principles.

(c) The estimated Purchase Price to be paid to Seller at the Closing (the “Estimated Purchase Price”) shall be an amount equal to the Base Purchase Price, plus (i) if the Estimated Working Capital exceeds the Target Working Capital, the amount by which the Estimated Working Capital exceeds the Target Working Capital; minus (ii) if the Estimated Working Capital is less than the Target Working Capital, the amount by which the Target Working Capital exceeds the Estimated Working Capital; plus (iii) the Estimated Cash, minus (iv) the Estimated Indebtedness, minus (v) the Estimated Transaction Expenses, minus (vi) the Escrow Amount.

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(d) At the Closing, Buyer shall pay or cause to be paid the following amounts by wire transfer of immediately available funds to the banks accounts set forth in the Preliminary Closing Statement:

(i) to the Escrow Agent, the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) to an account designated by the Escrow Agent, to be held for the purpose of securing the obligations of Seller in Section 2.04(c);

(ii) to the Escrow Agent, the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Seller set forth in ARTICLE VI and the obligations of Seller in Section 2.04(c) and Section 5.09;

(iii) to the Escrow Agent, the ICP Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “ICP Escrow Fund”) to an account designated by the Escrow Agent, to be held for the purpose of securing the payment obligations of Seller pursuant to the ICP Program and the indemnification obligations of Seller set forth in Section 6.02(f);

(iv) to the PPP Lender, the PPP Escrow Amount, to be held by the PPP Lender in accordance with the terms of the PPP Escrow Agreement;

(v) to each holder of Indebtedness for which a Payoff Letter has been delivered, the amounts set forth therein;

(vi) to the Company, all Compensatory Amounts, in each case for further distribution to the recipients thereof through its standard payroll procedures and in accordance with this Agreement;

(vii) to the Persons identified on the Preliminary Closing Statement as recipients of Transaction Expenses (other than Compensatory Amounts) and for which a Payoff Letter has been delivered; and

(viii) to Seller, the Estimated Purchase Price.

Section 2.03 Closing Deliverables.

(a) On or prior to the Closing, Buyer shall have delivered to Seller:

(i) the Escrow Agreement, duly executed by Buyer;

(ii) the Restrictive Covenant Agreements, duly executed by Buyer; and

(iii) duly executed copies of each Ancillary Document to which Buyer is a party.

(b) On or prior to the Closing, Seller shall have delivered to Buyer:

(i) the Escrow Agreement, duly executed by Seller;

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(ii) the PPP Escrow Agreement, duly executed by the Company and the PPP Lender;

(iii) resignations effective as of the Closing Date of those officers of the Company as set forth on Schedule 1;

(iv) (A) payoff letter(s) with respect to all Indebtedness of the Company required to be repaid at Closing as specified in the Preliminary Closing Statement and (B) invoices with respect to Transaction Expenses required to be repaid at Closing as specified in the Preliminary Closing Statement (collectively, “Payoff Letters”), including any necessary UCC termination statements or other releases, in each case, in form and substance reasonably satisfactory to Buyer;

(v) a certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the State of California;

(vi) IRS Form W-9 of Seller, duly executed by Seller, and a duly executed certificate in a form reasonably satisfactory to Buyer and conforming to the requirements of Treasury Regulations Sections 1.1445-2(b)(2) stating that Seller is not a “foreign person” (as defined under Section 1445(f) of the Code);

(vii) the Restrictive Covenant Agreements, duly executed by each of Kelly Walker, Bryan Jackson, and Jared Hallows;

(viii) the amendment to the HQ Lease, duly executed by the Company and KEW Consulting, LLC;

(ix) evidence of the assignment and transfer of all of the Company’s preferred and common shares of Titan Insurance, Ltd., a Cayman Islands company, to Seller.

(x) invention assignment agreements in form and substance reasonably acceptable to Buyer, duly executed by the Company and each of the Persons set forth in Section 2.03(b)(x) of the Disclosure Schedule;

(xi) all third party consents set forth on Schedule 2; and

(xii) evidence satisfactory to Buyer that the manager of the Company has validly adopted resolutions to terminate that certain Solcius 401(k) Plan effective no later than the day immediately preceding the Closing Date.

Section 2.04 Post-Closing Purchase Price Adjustment.

(a) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Buyer Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation of the (i) actual Working Capital (“Actual Working Capital”), (ii) actual Cash and Cash Equivalents held by the Company as of the Closing (such aggregate amount, the “Actual Cash”), (iii) actual Indebtedness of the Company as of the Closing (“Actual Indebtedness”) and (iv) actual Transaction Expenses (“Actual Transaction Expenses”). The Buyer Closing Statement shall be prepared in accordance with the Accounting Principles.

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(b) Following the conclusive determination as set forth in in Section 2.04(c) of the Actual Working Capital (such amount as so determined, the “Final Working Capital”), the Actual Cash (such amount as so determined, the “Final Cash”), the Actual Indebtedness (such amount as so determined, the “Final Indebtedness”), and the Actual Transaction Expenses (such amount as so determined, the “Final Transaction Expenses”), the Purchase Price shall be an amount equal to the Estimated Purchase Price, plus (i) the amount by which the Final Working Capital exceeds the Estimated Working Capital, minus (ii) the amount by which the Final Working Capital is less than the Estimated Working Capital, plus (iii) the amount by which the Final Cash exceeds the Estimated Cash, minus (iv) the amount by which the Final Cash is less than the Estimated Cash, minus (v) the amount by which the Final Indebtedness exceeds the Estimated Indebtedness, plus (vi) the amount by which the Final Indebtedness is less than the Estimated Indebtedness, minus (vii) the amount by which the Final Transaction Expenses exceed the Estimated Transaction Expenses, and plus (viii) the amount by which the Final Transaction Expenses is less than the Estimated Transaction Expenses; in each case, if applicable.

(c) Examination and Review. If Seller disputes any matter or item set forth in the Buyer Closing Statement, Seller may, within 30 days after receipt of the Buyer Closing Statement, provide to Buyer a written statement of such disputes (the “Statement of Objections”). If Seller does not deliver the Statement of Objections within such 30-day period, or if Seller otherwise accepts and agrees in writing that the Buyer Closing Statement is final, the Buyer Closing Statement shall be deemed to have been accepted by Seller. Buyer and Seller shall use good faith efforts to jointly resolve such disputes within 30 days after Buyer’s receipt of the Statement of Objections, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Seller cannot resolve such disputes to their mutual satisfaction within such 30-day period, Buyer and Seller shall, within the following ten days, jointly engage Resolution Economics LLC (the “Independent Accountant”) to review the Buyer Closing Statement together with the Seller’s Statement of Objections and any other relevant documents. The Independent Accountant shall calculate the Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, using the items included in the Buyer Closing Statement that are not disputed by Buyer and Seller and shall make its own determination of any item that is disputed by Buyer and Seller, but otherwise in accordance with the Accounting Principles and the provisions of this Agreement; provided, however, that in no event shall any such determination by the Independent Accountant for any disputed item be outside the range of such item set forth in the Buyer Closing Statement and the Statement of Objections. The determination of the Independent Accountant shall be accompanied by a certificate of the Independent Accountant that its determination was prepared in accordance with the Accounting Principles and this Agreement with respect to such dispute. The Independent Accountant shall report its conclusions as to such disputes and its determination of the Final Working Capital, Final Cash, Final Indebtedness Final Transaction Expenses, and the Purchase Price thereon pursuant to this Section 2.04 no later than 30 days after it is engaged by Buyer and Seller, which determination shall be conclusive on all parties to this Agreement and not subject to further dispute or judicial review.

(d) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer

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(e) Payments of Post-Closing Adjustment. Within five Business Days of the final determination of the Purchase Price, Buyer and Seller shall take the following actions and cause the following payments to be made by wire transfer of immediately available funds to the bank accounts designated in writing by the applicable party:

(i) if the Purchase Price exceeds the Estimated Purchase Price, (A) Buyer and Seller will jointly instruct the Escrow Agent to release an amount equal to the Purchase Price Adjustment Escrow Amount to Seller and (B) Buyer shall pay to Seller the amount of such excess;

(ii) if the Purchase Price is less than the Estimated Purchase Price and such deficit: (A) is less than the Purchase Price Adjustment Escrow Amount, then Buyer and Seller will jointly instruct the Escrow Agent to release (x) an amount equal to such deficit to Buyer and (y) an amount equal to the Purchase Price Adjustment Escrow Amount minus such deficit to Seller; or (B) exceeds the Purchase Price Adjustment Escrow Amount (x) Buyer and Seller will jointly instruct the Escrow Agent to release an amount equal to the Purchase Price Adjustment Escrow Amount to Buyer and (y) in Buyer’s sole discretion, either (1) Buyer and Seller will jointly instruct the Escrow Agent to release an amount equal to such excess from the Indemnification Escrow Fund, or (2) Seller shall pay an amount equal to such excess to Buyer.

(f) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04, other than payments of surplus Final Cash, shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 PPP Escrow Amount. The PPP Escrow Amount will be held in escrow by the PPP Lender in accordance with the terms of this Agreement and the PPP Escrow Agreement. Subject to the terms of this Agreement and the PPP Escrow Agreement, the PPP Escrow Amount will be available to satisfy the repayment obligations of the Company under the PPP Loan, if any. Within five Business Days of the final determination on the application for forgiveness, the Company will provide Seller with a written notice of the PPP Expense Amounts. Within five Business Days following receipt of such notice, the Company will cause the amount equal to the PPP Forgiveness Amount to be released to Seller, and the portion of the PPP Escrow Amount for which forgiveness is denied, if any, shall be released to the PPP Lender, in each case in accordance with the terms of the PPP Escrow Agreement. If the PPP Forgiveness Amount is not sufficient to cover in full the PPP Expense Amounts, Seller and Buyer shall cause an amount equal to such outstanding PPP Expense Amount to be paid to the Company (or its designee) from the Indemnification Escrow Amount pursuant to Section 6.06(b).

Section 2.06 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held on the date hereof, simultaneously with the execution of this Agreement and the remote exchange and release of signatures pages (or their electronic counterparts). The day on which the Closing takes place being the “Closing Date”.

Section 2.07 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts that are timely remitted to the appropriate Governmental Authority shall be treated as delivered to Seller hereunder.

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Section 2.08 Disbursement of Escrow Balance. The Escrow Amount shall be disbursed by the Escrow Agent, and Buyer and Seller shall promptly issue a Joint Release Instruction (as defined in the Escrow Agreement) to the Escrow Agent for the disbursement thereof, in accordance with the following terms:

(a) The Purchase Price Adjustment Escrow Amount shall be disbursed in accordance with Section 2.04(e).

(b) The Indemnification Escrow Amount shall be disbursed in accordance with Section 6.06(b) during the Indemnification Escrow Period and upon the expiration of the Indemnification Escrow Period, any remaining balance in the Indemnification Escrow Fund not subject to a Direct Claim or Third Party Claim pending pursuant to Section 6.05 (in which case only to the extent of any disputed amount of such Direct Claim or Third Party Claim) shall be disbursed to Seller.

(c) The PPP Escrow Amount shall be disbursed in accordance with Section 2.05 and the terms of the PPP Escrow Agreement.

(d) The ICP Escrow Amount (including the ICP Expense Fund) will be held in escrow by the Escrow Agent in accordance with the terms of this Agreement, the Escrow Agreement and the ICP Agreement, and will be available to satisfy the payment obligations of Seller to ICP Partners pursuant to the ICP Program and the indemnification obligations of Seller with respect to Losses incurred by the Buyer Indemnitees in accordance with Section 6.02(f). In the event that any ICP Partner disputes the amount of the ICP Closing Payment owing to such ICP Partner and such ICP Closing Payment to such ICP Partner is increased as a result, the ICP Escrow Fund will be reduced by the corresponding amount of such increase. Upon receipt of a duly executed ICP Agreement by a ICP Partner, the ICP Closing Payment shall be disbursed to such ICP Partner. Upon receipt of duly executed ICP Agreements from all ICP Partners, any remaining balance of the ICP Expense Fund shall be disbursed to Seller. Upon the expiration of the ICP First Escrow Period, the ICP First Payment shall be disbursed to the applicable ICP Partners. Following the ICP First Payment, any remaining balance of the ICP Escrow Amount minus the maximum ICP Second Payment and the remaining balance of the ICP Expense Fund to the extent not yet disbursed, shall be disbursed to Seller. Upon the expiration of the ICP Second Escrow Period, the ICP Second Payment shall be disbursed to the applicable ICP Partners, and any remaining balance of the ICP Escrow Amount shall be disbursed to Seller. For the avoidance of doubt, the ICP Escrow Amount shall not be subject to offset or disbursed for any obligations or liabilities of Seller or the Company other than with respect to the ICP Program. Any payments made by or on behalf of the Seller or the Company to participants in the ICP Program shall be deemed expenses of the Company and shall be deemed an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law. If the ICP Escrow Amount is not sufficient to cover the ICP Closing Payments, the ICP First Payment, the ICP Second Payment, and any indemnification obligations of Seller with respect to Losses incurred by the Buyer Indemnitees in accordance with Section 6.02(f), Seller shall pay to Buyer (or its designee) an amount equal to such outstanding amount to such amount.

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ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Utah. Seller has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of California and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the Transactions, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding, authorized or promised options, warrants, convertible securities, equity appreciation, phantom equity, profit participation or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

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Section 3.04 No Subsidiaries. The Company does not own, and has never owned, any interest in any shares, equity or other ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, except such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020, 2019 and 2018 and the related statements of income, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at February 28, 2021 and the related statements of income, members’ equity and cash flow for the two-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules and have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse, in any case, but do not exceed $100,000 individually or in the aggregate) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of February 28, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Company maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the preparation and reliability of its Financial Statements in accordance with GAAP applied on a consistent basis. Since January 1, 2018, the Company has not identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the management or other employees of the Company that have a significant role in the Company’s internal control over financial reporting.

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Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”) except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount (none of which is a liability for breach of contract or violation of law or involved a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter).

Section 3.08 Absence of Certain Changes, Events, and Conditions.

(a) Except as set forth on Section 3.08 of the Disclosures Schedules, since the Balance Sheet Date, there has not been, with respect to the Company, any:

(i) event, occurrence or development that has had a Material Adverse Effect;

(ii) amendment of the Organizational Documents of the Company;

(iii) split, combination or reclassification of any membership interests in the Company;

(iv) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(v) declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(vi) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(vii) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) entry into any Contract that would constitute a Material Contract or acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

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(ix) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(x) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(xi) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(xii) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Company Intellectual Property;

(xiii) material damage, destruction or loss (whether or not covered by insurance) to its property;

(xiv) any capital investment in, or any loan to, any other Person;

(xv) any material capital expenditures;

(xvi) imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

(xvii) (A) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managing member, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, in each case, other than in the ordinary course of business consistent with past practice and immaterial in amount either individually or in the aggregate; (B) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $20,000; or (C) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, managing member, independent contractor or consultant;

(xviii) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business (other than in the ordinary course of business consistent with past practice and not involving promotion of any non-officer to an officer role);

(xix) other than in the ordinary course of business consistent with past practice, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, managing member, independent contractor or consultant, (ii) Benefit Plan (except as required by applicable Law) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(xx) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managing member, officers and employees;

(xxi) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(xxii) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xxiii) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(xxiv) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(xxv) action by the Company to make, change or rescind any material Tax election, or amend any material Tax Return; or

(xxvi) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”),

(i) each Contract (other than Contracts with sales partners that would be contemplated by Section 3.09(a)(v) below but for the commissions paid thereunder being less than $200,000) of the Company involving aggregate consideration in excess of $50,000 per year, which in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

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(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all broker, sales partner, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party; provided, however, that with respect to agreements with sales partners, only those Contracts (i) pursuant to which the Company paid commissions in excess of $200,000 since January 1, 2019, or (ii) entered into since September 1, 2020 with sales partners that had sold one more accounts as of March 15, 2021;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which involve aggregate consideration in excess of $100,000 per year;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiii) any Contract with a customer of the Company that deviates (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the standard forms of customer Contract made available to Buyer;

(xiv) any Contract under which the Company has agreed not to bring legal action against any third party for any reason or any Contract otherwise settling any Action involving the Company (including settlement agreements); and

(xv) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 3.10 Title to Assets; Real Property.

(a) The Company does not own, and the Company has never owned, directly or indirectly, any real property. The Company has good and valid title to, or a valid leasehold interest in, all real property leased or subleased by the Company (the “Company Property”) and all tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) that certain Credit and Security Agreement, dated as of May 5, 2017 (as amended), by and between the Company and Consolidated Electrical Distributors, Inc., a Delaware corporation, and the liens and security interests related thereto affecting the Company;

(iv) that Enterprise Lease;

(v) non-exclusive outbound license of any Intellectual Property; or

(vi) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each Company Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each Company Property; and (iii) the current use of such Company Property. Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Company Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any Company Property. The use and operation of the Company Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Company Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Seller’s Knowledge, threatened against or affecting the Company Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted. For avoidance of doubt, this Section 3.11 shall not apply to Intellectual Property.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status (ii) all material unregistered Trademarks included in the Company Intellectual Property; and (iii) all Proprietary Software of the Company used in the Company’s business as currently conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any license, right or interest relating to any Company Intellectual Property (excluding non-exclusive licenses granted to customers or business partners on the Company’s form agreements (which Seller has provided to Buyer) in the ordinary course of business consistent with past practice); (ii) under which the Company receives a license or is otherwise granted any right or interest relating to the Intellectual Property of any other Person (excluding (A) Open Source Materials; and (B) Off the Shelf Software and non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice (provided that Off the Shelf Software and non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice shall not be required to be set forth in Section 3.12(b) of the Disclosure Schedules, but shall constitute Company IP Agreements); and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property that is material to the Company’s business as currently conducted. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid, enforceable and binding on the Company and all counterparties in accordance with its terms and is in full force and effect. Neither the Company nor, to Seller’s Knowledge, any other party thereto, is or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

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(c) Except as set forth in Section 3.12(c)(i) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in, to and under the Company Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances. The Company has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. All Intellectual Property that was invented, created or developed by any employee or independent contractor within the scope of his or her employment or engagement with the Company, is exclusively owned by the Company either by operation of law or pursuant to a written and enforceable assignment agreement. Seller has provided Buyer with a copy of each written assignment agreement. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars. A list of all current and former Persons involved in the authorship, conception, creation, reduction to practice, or development of any Company Intellectual Property material to the Company’s business as currently conducted is listed in Section 3.12(c)(ii) of the Disclosure Schedules.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or require the consent of any other Person in respect of the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property. The Company Intellectual Property and Licensed Intellectual Property shall be available for use by the Company on terms identical to those under which the Company owned or used the Company Intellectual Property and Licensed Intellectual Property immediately prior to the Closing Date.

(e) All of the Company Intellectual Property and, to Seller’s Knowledge Licensed Intellectual Property, are valid and, to Seller’s Knowledge, enforceable. All Company IP Registrations are subsisting and in full force and effect. The Company has taken the necessary steps to maintain and reasonable steps to enforce the Company Intellectual Property and Licensed Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f) The Company has taken all actions reasonably necessary and common in the industry to protect and preserve the Intellectual Property used in the conduct of the Company’s business, as currently conducted, including the confidentiality of all Trade Secrets included in the Company Intellectual Property and other confidential information in the Company’s control. No such confidential information or Trade Secrets have been disclosed to any Person except members, managers, directors, officers, employees, independent contractors, advisors, agents, customers and suppliers as necessary and appropriate in their performance of services for (or in the case of customers and business partners) receiving Company Products from, the Company in the ordinary and normal course of business, in each case under a Contract including confidentiality obligations protecting the Company’s Trade Secrets. Seller has provided Buyer with a copy of each such form Contract and true and complete copies of any Contracts that materially deviate from such forms.

(g) The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated, diluted or otherwise violated and do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated and no Person is currently infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property.

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(h) Except as set forth on Section 3.12(h)(i) of the Disclosure Schedules, during the prior three years, the Company has not received any written notice or claim and there have been no Actions, whether settled, pending or to Seller’s Knowledge, threatened (including in the form of unsolicited offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property or, to Seller’s Knowledge, Licensed Intellectual Property or the Company’s right, title, or interest in, to or under any Company Intellectual Property or, to Seller’s Knowledge, Licensed Intellectual Property. During the prior three years, the Company has not sent any written notice or claim alleging any infringement, misappropriation, dilution or other violation by any Person of the Company Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Except as set forth on Section 3.12(h)(ii) of the Disclosure Schedules, during the prior three years, the Company has not received written notice of any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(i) Section 3.12(i) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has materially complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines applicable to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”).

(j) Section 3.12(j) of the Disclosure Schedules (i) identifies all Software licensed from a third Person (including Open Source Materials) that is incorporated in, depended upon by, embedded in or bundled with the Proprietary Software utilized in connection with the operation of the business, Company Intellectual Property or Company Products and (ii) describes how such Software is used by the Company (including whether it is distributed). The Company has not licensed, disclosed, released or provided any third Person, or otherwise permitted any third Person to access or use, any source code of any of the Company’s Proprietary Software (including any Company Products). Except as set forth in Section 3.12(j) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that is reasonably expected to result in a requirement that any source code owned by the Company be disclosed, released, delivered, licensed, or otherwise made available to any other Person, including the transaction contemplated by this Agreement.

(k) Except as set forth on Section 3.12(k) of the Disclosure Schedules, the Company has not (i) made any improvements or changes to any Open Source Materials that the Company is obligated to share with the open source community; or (ii) based any Proprietary Software or Company Products on any individual licenses or projects related to Open Source Materials, or otherwise used, licensed, disclosed, distributed, or otherwise made available any Open Source Materials with any Proprietary Software or Company Product in a manner that leads to: (A) a requirement that any disclosure, distribution or licensing of any other Software be at no charge (other than such item of Software in its unmodified form); (B) a requirement than any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any other Software; (C) a requirement that such other Software be redistributable by other licensees; or (D) the grant of any Patent rights (other than Patent rights in such item of Software), including non-assertion or Patent license obligations (other than Patent obligations relating to the use of such item of Software).

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(l) No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Company Intellectual Property. To Seller’s Knowledge, no current or former employee, consultant or independent contractor, in each case who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any Governmental Authority, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services used in the creation or development of the Company Intellectual Property. The Company is not party to any Contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Company Intellectual Property, other than as granted in the ordinary course of business consistent with past practice pursuant to a non-exclusive license to any Software.

(m) The Company owns, leases, licenses or otherwise has the right to use under a written Contract all Company IT Systems. All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past 24 months, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other material impairment or defect with a critical, high or major severity level of the Company IT Systems that has resulted in an unresolved disruption or unresolved damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(n) Section 3.12(n) of the Disclosure Schedules sets forth a list of all known viruses, worms, material bugs or other disabling code contained in the Proprietary Software or Company IT Systems that have not been fully remediated and removed. The Company possesses full and complete source and object code versions of the Proprietary Software. During the prior two years, no customer, licensee or sublicensee of the Company has brought any written complaint, claim, demand, charge, suit, action or proceeding against the Company asserting that the Company Intellectual Property or Proprietary Software or any component has (i) failed to perform or operate in any material respect, or (ii) experienced, suffered, caused or produced any material malfunction, defect, error, data loss or breakdown in operation or caused or produced any damage to any computer system, and to Seller’s Knowledge, there is no basis for any such complaint, claim, demand, charge, suit, action or proceeding.

Section 3.13 Privacy and Cybersecurity.

(a) The Company is, and in the past three years has made itself, in compliance, in all material respects with all applicable Privacy Obligations.

(b) The Company has notified individuals about whom the Company Processes or directs the Processing of Personal Data regarding the Company’s Personal Data Processing activities in material conformance with all applicable Privacy Obligations. Complete and correct copies of all written privacy notices have been made available to Buyer. The Company has delivered or made available true and complete copies of all current written policies relating to the Processing and security of Sensitive Data.

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(c) The Company has contractually obligated all third party service providers and customers’ outsourcers, processors, or other third parties Processing Personal Data to (i) comply with applicable Privacy Obligations and (ii) take reasonable steps to protect and secure Sensitive Data from loss, theft, unauthorized or unlawful Processing or other misuse.

(d) The Company maintains an information security program that is comprised of organizational, physical, administrative, and technical safeguards that are reasonable for and customarily used by organizations Processing the types of data Processed by the Company and that are designed to protect the security, confidentiality, integrity and availability of the Company IT Systems including all Sensitive Data Processed thereby against loss, theft, unauthorized or unlawful Processing, or other misuse.

(e) Except as set forth in Section 3.13(e) of the Disclosure Schedules, there have not been any incidents of, or third party claims alleging, (i) Security Breaches, (ii) unauthorized access or unauthorized use of any of Company IT Systems or other technology necessary for the operations of the Company, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Company or by any Third Party service provider on behalf of the Company. During the prior two years, the Company has not notified in writing any Person of any Security Breach.

(f) During the prior two years, the Company has not been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Privacy Obligation, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.14 Inventory. All inventory of the Company is recorded in accordance with GAAP and consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The Company’s inventory represents good and saleable inventory.

Section 3.15 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are fully collectible in the ordinary course of business, unless reserved for in accordance with GAAP. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments (which do not exceed $50,000 individually or in the aggregate) and the absence of disclosures normally made in footnotes.

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Section 3.16 Customers and Suppliers.

(a) Seller has made available to Buyer true and correct copies of the Company’s current standard form written agreements for each state in which the Company operates entered into by the Company, on the one hand, and any customers of the Company, on the other hand. Other than with respect to customer rebates reflected on the Balance Sheet or incurred in the ordinary course of business and consistent with past practice, the Company has not granted, and does not currently owe, any material credit, rebate, trade-in, free return or other sales terms to any customer, including with respect to any most-favored nation provision. The Company has not promised or otherwise committed to provide any products or services hours at no charge to any customer or prospective customer of the Company. Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no pending or threatened (in writing) disputes between the Company, on the one hand, and any customer, on the other hand, that could reasonably be expected to materially adversely affect the Company.

(b) Section 3.16(b) of the Disclosure Schedules sets forth (i) each supplier or sales partner to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers and Partners”); and (ii) the amount of purchases from each Material Supplier and Partner and/or consideration paid to each Material Supplier and Partner during such periods. Except as set forth in Section 3.16(b) of the Disclosure Schedules, the Company has not received any written notice, and has no reason to believe, that any of its Material Suppliers or Partners has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.17 Insurance. Section 3.17 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managing member of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transactions. Neither Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.17 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.18 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.19 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company to conduct its business have been obtained by it or its employees and are valid and in full force and effect, including for the avoidance of doubt any Permit required to commence, continue, and/or complete any engineering, construction, installation or similar project with respect to which such activities have commenced, continue, or been completed, as applicable. All fees and charges with respect to such Permits which are due and payable as of the date hereof have been paid in full. Section 3.19(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration, except for ordinary course, one-time permits, licenses, and similar approvals obtained on a customer-by-customer basis for the installation of solar equipment on such customer’s residential home. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Section 3.19(b) of the Disclosure Schedules.

(c) Except for the PPP Loan and benefits related to reimbursement of paid time off for employees impacted by COVID-19, the Company has not applied for or received any direct benefits pursuant to any COVID Law. The Company is in compliance with all terms and conditions of the PPP Loan and in material compliance with all applicable Laws pertaining to such PPP Loan, including the CARES Act and all applicable regulations and guidance issued by any Governmental Authority or applicable financial institution. All representations and certifications executed by the Company, Seller or any of their respective Representatives pertaining to the PPP Loan (including the application for the PPP Loan or any request for forgiveness of any or all of the amounts loaned through the PPP Loan) were current, true, correct and complete in all material respects as of their effective date and as of the date in which they were made. No Governmental Authority or other Person has notified the Company or Seller in writing of any actual or alleged violation or breach of any statute, regulation, rule, guidance, order, representation, certification, applicable Law, disclosure obligation or Contract term with respect to the PPP Loan. To Seller’s Knowledge, (i) there are no Actions completed, underway, announced, or threatened by any Governmental Authority or other Person (including any financial institution or whistleblower) pertaining to the PPP Loan, any other loan issued under the PPP, any application for a loan under the PPP or any request for forgiveness of any or all of the amount loaned through the PPP Loan and, (y) no investigation is anticipated or would be reasonably expected by any Governmental Authority or any financial institution or whistleblower in connection with any of the foregoing. The PPP Loan is eligible for forgiveness under the PPP Loan, PPP and the CARES Act.

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Section 3.20 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.20(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Seller nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor Seller is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or the Company.

(e) Section 3.20(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f) Section 3.20(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller and any predecessors as to which the Company or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Seller.

(g) Neither Seller nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.20(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j) Seller owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.20(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. Neither Seller nor the Company is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

Section 3.21 Employee Benefit Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, managing member, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). To the extent multiple at-will offer letters exist pursuant to a common form, disclosure of such common form shall constitute disclosure of each such offer letter. The Company has separately identified in Section 3.21(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the two most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust has been established, administered and maintained in material accordance with its terms and in material compliance with all applicable Laws, including ERISA. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. All benefits, contributions and premiums relating to each Benefit Plan, as applicable, have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans (i) have been administered in material compliance with its terms and operated in material compliance with applicable Laws; (ii) to the extent required to be registered or approved by a non-U.S. Governmental Authority have been registered or approved and have been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company; and (iii) that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code; or (v) participated in a multiple employer welfare arrangements (MEWAs).

(e) With respect to each Benefit Plan, at present and during the six years prior to the date hereof, (i) no such plan is or was a multiemployer plan within the meaning of Section 3(37) of ERISA or a “pension plan” within the meaning of Section 3(2) of ERISA; (ii) no such plan is or was a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan is or was subject to Title IV of ERISA, and no circumstances exist pursuant to which the Company or Buyer would reasonably be expected to have any Liability on or after the Closing with respect to such a plan that is sponsored or contributed to by any current or former ERISA Affiliate of the Company.

(f) Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, managing member, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify, or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

(g) Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h) With respect to each Benefit Plan, (i) there is no pending or, to Seller’s Knowledge, threatened Action relating to such Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority; (ii) all required contributions have been made or properly accrued; (iii) to Seller’s Knowledge, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code; and (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been timely filed or distributed.

(i) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred pursuant to Sections 409A or 4999 of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.21(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former managing member, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including equity-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) requires a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.22 Employment Matters.

(a) Section 3.22(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; (vi) location; (vii) exemption status under the Fair Labor Standards Act; (viii) status (employee or independent contractor); (ix) date of birth; (x) leave status (including return date) (xi) whether such person is employed or engaged pursuant to a written contract; (xii) whether such employment or engagement is at-will; and (xiii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Interim Balance Sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) The Company has complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

(e) To Seller’s Knowledge, no employee, contractor or consultant of the Company that is performing services at Company Property is positive for COVID-19, or is under an order to quarantine as a result of (other than with respect to any city or county “shelter in place” instructions): COVID-19. The Company has promptly and reasonably investigated all relevant occupational health and safety issues and complaints related to COVID-19. With respect to each known occupational health and safety issue and complaint related to COVID-19, the Company has taken prompt corrective action to prevent further spread of COVID-19 within the workplace. The Company has implemented reasonable and adequate plans, policies, control measures and procedures related to COVID-19, including with respect to employee absences, reductions in the workforce, returns to work, business continuity, disaster recovery and protection of third-party entrants from the Company’s locations, accommodations made for any employee and policies regarding working remotely in compliance with applicable public health protocols and guidelines regarding COVID-19. The Company has not received any written complaints or claims for failing to provide a safe working environment or accommodation in relation to COVID-19. The Company is not required to develop a hazard assessment or other program under the occupational health and safety Laws, policies or directives of any Governmental Authority in connection with COVID-19. The Company has not received any workers’ compensation or health and safety claims or written complaints relating to COVID-19. The Company has implemented commercially practicable precautions and measures regarding the COVID-19 pandemic, and is and has been in material compliance with all federal, state, and local Laws and Governmental Orders regarding COVID-19. The Company has not been designated an “essential business” or been given any other similar designation under the occupational health and safety Laws, policies or directives of any Governmental Authority.

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Section 3.23 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law. The Company has properly classified and properly filed all forms and related reports (including IRS Forms 1099, W-2s, etc.) with respect to any of its employees, independent contractors or other service providers.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. The Company has properly and timely collected and remitted all sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers, and has properly and timely filed all Tax Returns with respect thereto.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before March 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Seller has delivered to Buyer copies of all federal, state, and local income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2017.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Membership Interests or any of the assets of the Company.

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(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than an ordinary commercial agreement the primary purpose of which is not the indemnification, sharing, or allocation of Tax.

(k) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(l) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise. The Company has never been an owner of any stock, membership interests, partnership interests, or other equity interest in any entity which was classified for U.S. tax purposes as a “partnership.”

(m) The Company has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.

(n) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(o) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(p) Section 3.23(p) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment (as defined in an applicable tax treaty).

(q) The Company has not (i) made any election to defer, extend or delay the payment of any payroll Taxes under the CARES Act or (ii) except for the PPP Loan, taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each cash under the CARES Act or Economic Aid Act.

Section 3.24 Books and Records. The minute books of the Company have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, and no meeting, or action taken by written consent, of any such members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.25 Product and Service Warranties.

(a) No Company Product is subject to any guaranty, warranty, right of return, right of credit service level agreement obligation or other indemnity other than (i) the applicable standard terms and conditions of warranty, sale or lease of the Company, which have been made available to Buyer, and (ii) manufacturers’ warranties for which the Company does not have any liability.

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(b) All Company Products comply in all material respects with all industry and trade association standards and legal requirements, if any, applicable to such Company Products, including consumer product, manufacturing, labeling, quality and safety Laws of the U.S. and each state in which the Company makes the Company Products available.

(c) None of the Company Products currently offered by the Company or in use has been subject to a recall and no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a recall. There are no existing or threatened product liability claims against the Company for Company Products which are defective and no facts or circumstances exist which, given the passage of time, would reasonably be expected to result in a material product liability claim against the Company for Company Products currently offered by the Company or a PC or in use which are defective. The Company has not received any Governmental Order stating that any Company Product is defective or unsafe or fails to meet any standards promulgated by any such Governmental Authority.

Section 3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Company.

Section 3.27 Bank Accounts. Section 3.27 of the Disclosure Schedule set forth a true, complete and correct list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company has an account of a safe deposit box or other arrangement, the account or other identifying numbers thereof and the names of all Persons authorized to draw on or who have access to such account of safe deposit box or such other arrangement.

Section 3.28 Related Party Transactions. Except as set forth in Section 3.28 of the Disclosure Schedules, no director, manager, managing member, officer, or Affiliate of the Company or, to Sellers’ Knowledge, any relative of such an director, manager, managing member, officer, or Affiliate (each of the foregoing, a “Related Party”) (i) is a party to any Contract or other business relationship with the Company, (ii) to Seller’s Knowledge, has any direct or indirect financial interest in, or is an officer, director, manager, employee, founder or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (B) any other entity in any business arrangement or relationship with the Company (provided, however, the passive ownership of securities listed on any national securities exchange representing less than two percent (2%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person), (iii) has any interest in any property, asset or right used by the Company or necessary for its business, (iv) has outstanding any Indebtedness owed to the Company or (v) has received any funds from the Company since the date of the Balance Sheet, except for employment-related compensation received in the ordinary course of business consistent with past practice. Except as set forth in Section 3.28 of the Disclosure Schedules, the Company does not have any Liability to any Related Party (provided, however, such representation and warranty is made to Seller’s Knowledge with respect to relatives), except for employment-related Liabilities and obligations incurred in the ordinary course of business consistent with past practice.

Section 3.29 ICP Program. Section 3.29 of the Disclosure Schedule sets forth a true, complete and correct list of each ICP Partner and the aggregate amount of potential payments owed to each ICP Partner pursuant to the ICP Program. Except as set forth in Section 3.29 of the Disclosure Schedule, there are no other Persons who (i) are or could be considered ICP Partners, (ii) hold any interests or incentive units or rights to receive interests or incentive units pursuant to the ICP Program, or (iii) may otherwise claim or be entitled to payments or other consideration from the Company pursuant to the ICP Program.

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Section 3.30 No Other Representations. Other than as set forth in this Agreement or in any certificate or other document contemplated hereby to which Seller is a party, Seller makes no other representations and warranties in connection with the transactions contemplated by this Agreement.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or require the consent, notice or other action by any Person under any material Contract filed with the Securities and Exchange Commission to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

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Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V
Tax matters

Section 5.01 Tax Covenants.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid one-half each by Seller and Buyer when due. The party required under applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

(b) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and Seller shall be provided a reasonable opportunity to review such Tax Returns, and Buyer shall in good faith consider any comments thereto from Seller.

(c) Without limiting any provision of this ARTICLE V, the parties agree to treat any deferred revenue liability relating to Seller for U.S. federal and applicable state and local tax purposes in a manner that will provide Buyer the opportunity to increase its tax basis in the assets of the Company which are deemed purchased by Buyer pursuant to this Agreement as Buyer or Company fulfills (or causes to be fulfilled) the underlying obligation associated with any such deferred revenue liability, and not as giving rise to any type of taxable income to Buyer or Company by reason of having assumed such deferred revenue liability.

Section 5.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder. Notwithstanding the foregoing, this Section 5.02 shall not apply to ordinary commercial agreements the primary purpose of which is not the sharing of Tax.

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Section 5.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Final Working Capital, Final Indebtedness, or Transaction Expenses, Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.23; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this ARTICLE V; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) any Taxes of any member of the Company for any period; (e) the Seller’s share of any Taxes described in Section 5.01(a), (f) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (g) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, and, in the case of any Taxes described in this Section 5.03, together also with any interest, penalties, additions to, or similar amounts with respect to such Taxes. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 5.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 5.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 5.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE V (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent that it prejudices Seller. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 5.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return of the Company in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 5.07 Tax Treatment. Seller and Buyer agree that the Transactions will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets of the Company.

Section 5.08 Tax Allocation. Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Company and other items of consideration received by the Buyer for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer in accordance with the Purchase Price Allocation Methodology attached hereto as Schedule 5.08 and delivered to Seller within 15 days following the date on which Purchase Price is finally adjusted pursuant to Section 2.04(a). If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following following the date on which Purchase Price is finally adjusted pursuant to Section 2.04(a), such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 5.09 Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE V shall be satisfied: (a) from the Indemnification Escrow Fund; and (b) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Seller.

Section 5.10 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.23 and this ARTICLE V shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 30 days.

Section 5.11 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VI may overlap with an obligation or responsibility pursuant to this ARTICLE V, the provisions of this ARTICLE V shall govern.

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ARTICLE VI

Indemnification

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.23 which are subject to ARTICLE V) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (No Subsidiaries), Section 3.05 (No Conflicts; Consents), Section 3.26 (Brokers), and Section 4.01 (Organization and Authority of Buyer) (collectively, the “Fundamental Representations”) shall survive indefinitely. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE V which are subject to ARTICLE V) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Notwithstanding anything in this ARTICLE VI to the contrary, in the event that (A) any breach or alleged breach of any representation or warranty by the Company or Seller results from criminal activity of the Company or any action or inaction of the Company or the Seller that constitutes fraud, intentional misrepresentation or gross negligence, or (B) any breach or alleged breach of any representation or warranty by Buyer results from criminal activity of Buyer or any action or inaction of the Buyer that constitutes fraud, intentional misrepresentation, or gross negligence, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby (regardless of any investigation by or on behalf of the damaged Party or the knowledge of any Party) and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.

Section 6.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.23, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE V), as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE V, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE V);

(c) any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Estimated Purchase Price pursuant to Section 2.02(c) or disbursed from the Purchase Price Adjustment Escrow Fund pursuant to Section 2.04(e);

(d) any Clawback PPP Loan Amount and any PPP Expense Amount;

(e) any failure to obtain the approvals, consents or waivers as contemplated by Section 7.06(a) or the invention assignment agreements as contemplated by Section 7.06(c); or

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(f) any amounts payable to any Persons pursuant to, resulting from or arising in connection with, the ICP Program, including any failure to obtain the letter agreements as contemplated by Section 7.06(d).

Section 6.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE V, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE V) ; or

(c) any failure to comply with the covenants contained in Section 7.06(b) (for the avoidance of doubt, for the purposes of this Section 6.03(c), Kelly Walker and Walker Holdings shall be deemed to be Seller Indemnitees).

Section 6.04 Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds $250,000 (the “Deductible”), in which event Seller shall be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 6.02(a) shall not exceed $7,762,500 (the “Cap”) except, in the case of each of the Deductible and the Cap, to the extent that any such Loss arises from or relates to either criminal activity of the Company or Seller or an action or inaction that constitutes fraud, intentional misrepresentation or gross negligence (and no such Losses shall count towards satisfaction of the Deductible or the Cap) or a breach or alleged breach by the Company or Seller of a Fundamental Representation (and no such Losses shall count towards satisfaction of the Deductible or the Cap).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 6.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.03(a) exceeds the Deductible, in which event Buyer shall be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.03(a) shall not exceed the Cap, except, in the case of each of the Deductible and the Cap, to the extent that any such Loss arises from or relates to a breach or alleged breach by Buyer of a Fundamental Representation (and no such Losses shall count towards satisfaction of the Deductible or the Cap).

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(c) For purposes of this ARTICLE VI, any inaccuracy in or breach of any representation or warranty or the Losses arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 6.05 Indemnification Procedures. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of receipt of notice of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier, customer or other business relationship of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 6.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.09) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel with at least 48 hours’ prior written notice and during business hours only and the right to examine and copy any accounts, documents or records specifically relevant to such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.23 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE V) shall be governed exclusively by ARTICLE V hereof.

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Section 6.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VI shall be satisfied: (i) first from the Indemnification Escrow Fund, other than Losses relating to the ICP Program which shall be satisfied from the ICP Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Seller. For the avoidance of doubt, the ICP Escrow Amount shall be available solely for purposes of satisfying Losses arising pursuant to Section 6.02(f).

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to ARTICLE V, ARTICLE VI or any other provision of this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.09 Exclusive Remedies. Subject to Section 2.04, Section 7.03 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE V and this ARTICLE VI. Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.01 PPP Loan. Buyer will control the manner in which all matters related to the PPP Loan are handled. Without limiting the foregoing, (a) Buyer and/or the Company will keep Seller reasonably informed of all matters relating to the PPP Loan and will reasonably promptly forward to Seller any notices or other communications received by the Company or Buyer, (b) Buyer will cause the Company to comply with its obligations pursuant to Section 2.05(b), and (c) Seller will and will cause it Representatives to reasonably cooperate with Buyer and the Company to respond to all inquiries and requests for information as may be made by any Governmental Entity with respect to the PPP Loan.

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Section 7.02 Public Announcements. Unless otherwise required by applicable Law, (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcements. For the avoidance of doubt, Buyer may disclose this Agreement, the Ancillary Documents, the Financial Statements and the terms and conditions of the Transactions as required by applicable stock exchange requirements, the Exchange Act (including the periodic reporting requirements thereunder) and the Securities Act., and may make public announcements, such as press releases and other public statements, of information that has been publicly disclosed pursuant to this exception or that is substantially similar to previous public announcements or public statements made by either party in accordance with this Section 7.02.

Section 7.03 Restrictive Covenants.

(a) Non-Competition. As a material inducement to Buyer to enter into and perform its obligations under this Agreement and in order to protect Buyer’s significant investment in the goodwill and going concern value of the Company, for a period of three years commencing on the Closing Date (the “Restricted Period”, Seller and its Affiliates shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) own, operate, manage, control, engage in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person), or any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages in activities competitive with the Business (as presently conducted) anywhere in the Territory, or (ii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if none of Seller or its Affiliates is a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person. Notwithstanding the foregoing, Seller’s and its Affiliates’ ongoing equity ownership of, and participation with, RHE shall not be deemed to violate this Section 7.03(a) to the extent that RHE’s business does not change from the RHE Business in a manner that competes with the Business.

(b) Non-Solicitation. Seller agrees that, during the Restricted Period, it (i) shall not, and shall cause its Affiliates not to, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by the Company during the Restricted Period, without the prior written consent of Buyer; provided, however, that this Section 7.03(b) shall not prohibit Seller or any of its Affiliates or their respective Representatives from (A) conducting any general solicitations in a newspaper, trade publication or other periodical or web posting not specifically targeted at any Person employed by the Company, or (B) participating in job fairs, career fairs or similar recruiting events; and (ii) shall not induce or attempt to induce any customer or other business relation of the Company into any business relationship that might materially harm Buyer or the Company. The term “indirectly” as used in this Section 7.03 is intended to mean any acts authorized or directed by or on behalf of Seller or any Person controlled by Seller.

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(c) Seller acknowledges that a breach or threatened breach of this Section 7.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 7.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.04 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE V.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in ARTICLE V

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(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.04 where such access would violate any Law.

Section 7.05 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates and Representatives to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 7.06 Certain Post-Closing Covenants.

(a) Seller and its Affiliates shall exercise reasonable best efforts to obtain all approvals, consents and waivers set forth in Section 3.05 of the Disclosure Schedules which are not obtained prior to Closing within thirty (30) days following the Closing. Seller and Buyers shall, prior to Closing, mutually agree to the form of third-party consent and other communications to be delivered to such third-parties.

(b) Buyer will exercise commercially reasonable efforts to amend the Business Loan Agreement with ZB, N.A dba Zions First National Bank, dated as of April 16, 2018 (the “Zions LOC”) in order to (i) remove Seller as a Borrower (as defined in the Zions LOC) thereunder, and (ii) terminate the guarantees by Kelly Walker and Walker Family Holdings, LLC, a Utah limited liability company (“Walker Holdings”) on or before July 1, 2021. In the event that Buyer is unable to obtain such amendments or changes by July 1, 2021, Buyer shall terminate the Zions LOC within ten Business Days following July 1, 2021.

(c) Within thirty (30) days following the Closing, Seller and its Affiliates shall exercise commercially reasonable efforts to obtain and deliver to Buyer duly executed invention assignment agreements from the Persons set forth in Section 3.12(c) of the Disclosure Schedule for which duly executed invention assignment agreements were not delivered pursuant to Section 2.03(b)(x).

(d) Promptly following the Closing (but in any event prior to any payment being made to such ICP Partners), Seller and its Affiliates shall obtain and deliver to Buyer the ICP Agreements, duly executed by Seller and from each business associate entitled to payments pursuant to the ICP Program (collectively, the “ICP Partners”), which shall include a full unconditional release of the Company and Buyer with respect to the ICP Program, the conditions that must be satisfied in order for the ICP Partners to receive payments pursuant to the ICP Program, and acknowledgment of the maximum amount that such ICP Partner is entitled to pursuant to the ICP Program.

Section 7.07 Seller Name. Within thirty (30) days following the Closing, Seller shall change its legal name to remove the word “Solcius”, and immediately cease using all Solcius trade names, logos, or branding.

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Section 7.08 D&O Tail Policy. The parties acknowledge that as of the Closing Date, Seller has caused the Company to obtain, at the Company’s sole cost and expense, a six (6) year “tail” policy for directors’ and officers’ liability insurance (the “D&O Tail Policy”) covering all present and former managers and officers of the Company in an amount and on terms no less favorable than coverage under such policies in effect on the date of this Agreement and applicable to the current managers and officers of the Company. The cost of the D&O Tail Policy shall be paid by Seller as a Transaction Expense.

Section 7.09 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company or the Business, including the terms and provisions of this Agreement and the Ancillary Documents (the “Confidential Information”), except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 7.10 Release. Effective upon the Closing, except with respect to a claim (i) arising out of this Agreement, or (ii) for indemnification under the Company’s organizational documents, so long as such claim for indemnification does not arise out of any matter indemnified under ARTICLE VI hereof, Seller, on behalf of itself, its Affiliates, and, to the extent legally possible, each of their respective Representatives, hereby unconditionally and irrevocably waives, releases and forever discharges the Company and each of its past and present managers, officers, employees, agents, predecessors, successors, assigns, equityholders, partners, insurers and Affiliates from any and all Liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company. Without limiting the generality of the foregoing, each Member waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Such released Liabilities shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by Seller pursuant to ARTICLE VI. Seller understands that this is a full and final release of all claims, demands, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company, except as expressly set forth in this Section 7.10. Seller represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 7.10.

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ARTICLE VIII
Miscellaneous

Section 8.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Solcius Holdings, LLC 3162 Canyon Road Springville, UT 84663 Email: kwalkerventures@gmail.com Attention: Kelly Walker

with a copy to (which shall not constitute notice):	Carman Lehnhof Israelsen LLP 375 West 200 South, Suite 225 Salt Lake City, UT 84101 Email: llehnhof@clilaw.com Attention: Lance Lehnhof

If to Buyer:	Sunworks United Inc. 2270 Douglas Boulevard, Suite 216 Roseville, CA 95661 Email: gmorris@sunworksusa.com Attention: Gaylon Morris

with a copy to (which shall not constitute notice):	Orrick, Herrington & Sutcliffe LLP 405 Howard Street, Floor 10 San Francisco, CA, 94105 Email: lrecht@orrick.com Attention: Leah Recht

Section 8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any reference to any document being “made available” to Buyer means that Seller has posted complete and correct copies of such document to the virtual data room managed by Seller and hosted by Citrix Systems, Inc. as of 5:00 p.m. MDT on the date that is two calendar days prior to the date hereof. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition of such term set forth in this Agreement will control.

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Section 8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.03, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 8.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08 No Third-party Beneficiaries. Except as provided in Section 5.03 and ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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Section 8.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SACRAMENTO AND COUNTY OF SACRAMENTO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOLCIUS HOLDINGS, LLC

By
Name:
Title:

SUNWORKS UNITED INC.

By
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]